EXHIBIT 10.3

PROMISSORY NOTE

$4,400,000.00	October 25, 2000
Cary, North Carolina
GELAAC Loan No. 3982

1.	Promise to Pay.

FOR VALUE RECEIVED, the undersigned, K-5 ASSOCIATES, LLC, a North Carolina limited liability company (“Borrower”), promises to pay in lawful money of the United States of America to the order of GE LIFE AND ANNUITY ASSURANCE COMPANY, a Virginia corporation (“Lender”), at P.O. Box 490, Seattle, Washington 98111-0490, ATTN: Real Estate Department, or such other place either within or without the State of Washington as Lender may designate in writing from time to time, the principal sum of Four Million Four Hundred Thousand and No/100 Dollars ($4,400,000.00), with interest from the date hereof on the unpaid principal balance at the rate set forth below.

2.	Interest.

Interest shall accrue on the unpaid principal balance at a rate from the date hereof to the Maturity Date at Seven and Eighty-Five Hundreths Percent (7.85%) per annum.

3.	Payments and Term.

Principal and interest shall be due and payable as follows:

(a)	A payment of all interest to accrue hereon from the Disbursement Date to and including the last day of the month during which the Disbursement Date occurs shall be due and payable on the Disbursement Date. For purposes hereof, the “Disbursement Date” shall be the date on which disbursement of loan proceeds occurs.

(b)	Monthly payments of principal and interest in the sum of Forty-One Thousand Six Hundred Sixty-Nine and No/100 Dollars ($41,669.00) each shall be due and payable on the first day of each calendar month, commencing on the first day of the second calendar month following the Disbursement Date and continuing on the first day of each calendar month thereafter to and including October 1, 2015. These monthly payments are based upon the Fifteen (15) year amortization period beginning on November 1, 2000.

(c)	The entire indebtedness evidenced by this Note, if not sooner paid, shall be due and payable on October 31, 2015, the Maturity Date.

All payments on account of the indebtedness evidenced by this Note shall be first applied to interest, costs and prepayment fees (if any) and then to principal. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months, except that interest for a portion of a month (such as may be required under paragraph 3 (a) above) shall be computed on the basis of a 365-day year (or a 366-day year during a leap year). For purposes of this Note, the term “Loan Year” means each successive period of twelve (12) months, with the first such period beginning on November 1, 2000.

4.	Prepayment.

This Note may be prepaid in full or in part, upon giving the holder of this Note (“Holder”) thirty (30) days prior written notice, by paying, in addition to the principal amount (and if prepaid in full, accrued interest and all other sums due under the terms hereof) a prepayment fee (“Prepayment Fee”), equal to the present value of the series of Payment Differentials from the prepayment date to the Maturity Date discounted using the Discount Factor and the Number of Payments or Periods (monthly compounding) calculated as follows:

(a)	If the interest rate of this Note under paragraph 2 above (“Interest Rate”) is less than the “Ask Yield” of the non-callable United States Government Treasury Note with a maturity closest to the mid-point between the fifth business day preceding the prepayment date and the Maturity Date as published in The Wall Street Journal on the fifth (5th) business day preceding the prepayment date (the “Treasury Yield”) (and if more than one such issue, then the issue with the coupon rate closest to the interest rate then in effect on this Note) plus one-half of one percent (0.50%) (the “Reinvestment Yield”), the Prepayment Fee will be one percent (1%) of the amount of principal prepaid.

(b)	If the Interest Rate equals or exceeds the Reinvestment Yield, the Prepayment Fee will be the greater of:

(i)	One percent (1%) of the amount of principal prepaid, OR

(ii)	The present value of the series of Payment Differentials from the prepayment date to the Maturity Date. The present value will be calculated by the Holder using a financial calculator or present value tables selected by the Holder and the (i) Discount Factor, (ii) Number of Payments or Periods, and (iii) Payment Differential, as said terms are hereinafter defined:

a)	The Discount Factor is equal to one-twelfth of the Reinvestment Yield.

b)	The Number of Payments or Periods is equal to the number of months left to the Maturity Date (rounded up to the nearest whole number).

c)	The Payment Differential is the difference between the monthly payment which amortizes the principal prepaid to zero over the Number of Payments or Periods, calculated, first, at the Interest Rate (if this Note is prepaid in full this is the monthly payment stated in this Note) and, second, at the Reinvestment Yield.

No Prepayment Fee shall be due if this Note is prepaid during the sixty (60) days prior to the Maturity Date. Any partial prepayment shall be applied upon payments due hereon in the inverse order of their respective due dates.

If the publication The Wall Street Journal is discontinued or publication of the yield of United States Treasury notes in The Wall Street Journal is discontinued, Holder shall, in its sole discretion, designate some other daily financial or governmental publication of national circulation.

Any and all prepayments of the principal amount of this Note, whether voluntary or involuntary, shall be subject to the terms of this provision 4, and include receipt by the Lender of all or a part of the principal balance and the outstanding interest due pursuant to this Note prior to the date when same is due, irrespective of the source of such payment and irrespective of whether same was paid by the Borrower “voluntarily” or “involuntarily”. Without limiting the generality of the foregoing, prepayment shall include such payments from the Borrower, irrespective of whether before or after default, acceleration of the entire principal balance by virtue of default, and any payment of the principal balance and outstanding interest after the institution of foreclosure proceedings and upon sale in foreclosure.

In the event that such prepayment of the principal amount of this Note is tendered, whether as a result of foreclosure proceedings or otherwise, then Borrower shall pay Lender in full at any time during the term of this Note, the applicable Prepayment Fee referred to above.

Borrower acknowledges that the Prepayment Fees set forth above have been agreed upon by Borrower in order to provide Lender with partial compensation for the cost of reinvesting the proceeds of this subject loan transaction and for the loss of the contracted return on the subject loan. Borrower acknowledges that said Prepayment Fee is reasonable and is not a penalty.

5.	Restrictions on Transfer and Encumbrance.

Borrower and Lender acknowledge and agree that the Deed of Trust referred to in paragraph 9 below contains the following paragraphs 4.1 and 4.2:

4.1	Restrictions on Transfer or Encumbrance of the Property.

(a)	A “Transfer” is: any sale (by contract or otherwise), encumbrance, conveyance or other transfer of all or any interest in the Property, or any change in the ownership of any stock interest in a corporate Trustor, in the ownership of any membership interest or in the manager of a limited liability company Trustor, in the ownership of any general partnership interest in any general or limited partnership Trustor, or in the ownership of any beneficial interest in any other Trustor which is not a natural person or persons (including without limitation a trust); or any change in the ownership of any stock, membership, general partnership or other beneficial interest in any corporation, limited liability company, partnership, trust or other entity, organization or association directly or indirectly owning an interest in Trustor, or a change in the manager of a limited liability company. A change in the ownership of a limited partnership interest in a limited partnership shall not be deemed a “Transfer.”

(b)	In the event of a Transfer without Beneficiary’s prior written consent, Beneficiary may at its sole option declare the Transfer an event of default under this Deed of Trust and invoke any remedy or remedies provided for in paragraph 8.1 hereof, or may at its sole option consent to such Transfer. Beneficiary may condition its consent to a Transfer upon the payment of a fee to Beneficiary, or an increase in the rate of interest due under the Note, or the items in paragraph 4.1(d) below, or any combination of the foregoing. Neither of the foregoing options shall apply, however, in the case of a Transfer under any will, trust or applicable law of descent arising because of the death of an individual so long as Beneficiary is given prompt notice of the Transfer and the transferee. Beneficiary’s consent to a Transfer or its waiver of an event of default by reason of a Transfer shall not constitute a consent or waiver of any right, remedy or power accruing to Beneficiary by reason of any subsequent Transfer.

(c)	Beneficiary will give its written consent to Transfers of interests in Trustor or of interests in an entity with an ownership interest in Trustor to the existing owners of the Trustor as of the date of this Deed of Trust, to the transferor’s spouse or lineal descendants or to an estate planning trust whose trustees and beneficiaries are the transferor or the transferor’s spouse or lineal descendants, or to a trust, corporation, partnership or limited liability company composed of such persons or subentitites composed by such persons so long as one or all of Robert S. Kadis, Harold L. Kadis, Daniel S. Kadis and Jonathon C. Kadis hold, directly or indirectly, a controlling interest and manage the owner of the Property, if Trustor gives Beneficiary prior written notice accompanied by copies of the proposed Transfer documents and a $1,000.00 transfer review fee.

(d)	For any Transfer permitted under this Deed of Trust or requested by Trustor, Beneficiary may condition its consent upon: the Property having been and assurances that it shall continue to be well maintained and managed in a manner reasonably satisfactory to Beneficiary; Beneficiary’s reasonable approval of the Transfer terms, documents and background materials; there being no uncured event of default under this Deed of Trust; Trustor furnishing an endorsement to Beneficiary’s title insurance policy insuring the continued validity and priority of the lien of this Deed of Trust following the Transfer and such subordination agreements and other documents as may be required by Beneficiary or its title company to issue the endorsement. Unless Beneficiary in its sole discretion otherwise agrees in writing at that time, no Transfer shall release the transferor from any liability under the Loan Documents or the environmental Indemnity. By accepting a Transfer, the transferee assumes any and all liability of the transferor under the Loan Documents and the environmental Indemnity to the extent the transferor has any personal liability. At Beneficiary’s request, the parties shall execute agreements, guaranties and indemnities in form and substance acceptable to Beneficiary. Regardless whether Beneficiary consents to a Transfer request, Trustor agrees to pay all of Beneficiary’s out-of-pocket expenses incurred in connection with any Transfer request, including without limitation title fees and attorneys’ fees and costs, and Beneficiary may condition its willingness to consider a Transfer request upon a deposit to pay for Beneficiary’s expenses.

4.2	Loan Assumption Provision. Notwithstanding any provision of this Deed of Trust to the contrary, Beneficiary will consent to one sale of the Property and assumption by the purchaser of the indebtedness secured hereby, provided that:

(a)	Trustor is not then in default under this Deed of Trust;

(b)	The purchaser of the Property, the financial statements, financial strength, tax returns and credit history of the purchaser, the sale agreement and related documents, and all aspects of the sale are completely satisfactory to Beneficiary;

(c)	The purchaser evidences a history of property management satisfactory to Beneficiary or contracts for management of the Property with a property management firm satisfactory to Beneficiary;

(d)	If the amount then due on the Note exceeds seventy-five percent (75%) of the sale price of the Property, the balance due on the Note, at the Beneficiary’s election, must be reduced, by payment thereon, to an amount which does not exceed seventy-five percent (75%) of the sale price;

(e)	Beneficiary receives in cash an assumption fee of the greater of Five Thousand and No/100 Dollars ($5,000.00) or One Percent (1.00%) of the outstanding loan balance at the time of the assumption, plus its legal and administrative expenses, incurred in connection with such sale and assumption;

(f)	Trustor furnishes to Beneficiary, at Trustor’s expense, an endorsement to Beneficiary’s title insurance policy insuring the continued validity, enforceability and priority of the Deed of Trust following the assumption. The form and content of the endorsement shall be satisfactory to Beneficiary. If required by the Beneficiary or the title Insurer, the Trustor shall furnish subordination agreements from tenants of the Property and other necessary parties in form and substance acceptable to the Beneficiary and the title insurer;

(g)	Unless Beneficiary in its sole discretion otherwise agrees in writing at that time, no such sale or assumption shall release Trustor or any guarantor or other person from liability, or otherwise affect the liability of Trustor or any such guarantor or other person, for payment of the indebtedness secured hereby;

(h)	In the event the Loan was made with a requirement imposed upon the Trustor to complete any specified repairs of the Property, the Trustor shall not be entitled to a consent by Beneficiary pursuant to the terms of this provision until such repairs have been completed to Beneficiary’s satisfaction;

(i)	The Beneficiary may, at its option, require tax reserves as referred to in paragraph 3.1 of this Deed of Trust, whether or not previously waived conditionally or otherwise, as a condition to its consent.

6.	Default.

(a)	The occurrence of any one or more of the following shall constitute an event of default under this Note:

(i)	Failure to make any payment of principal or interest when due hereon, followed by the failure to make such payment within ten (10) days after written notice thereof given to Borrower by Lender; provided, however, that Lender shall not be obligated to give Borrower written notice prior to exercising its remedies with respect to such default if Lender had twice previously given Borrower during that calendar year a notice of default for failure to make a payment of principal or interest hereon.

(ii)	The occurrence of any other event of default under the Deed of Trust referred to in paragraph 9 below.

(b)	Time is of the essence. If an event of default occurs under this Note,

(i)	the entire principal balance hereof and all accrued interest shall, at the option of Lender, without notice, bear interest at a rate from time to time equal to five (5) percentage points over what would otherwise be the Note rate (or the maximum rate permitted by applicable law if that is less) from the date of the event of default until such event of default is cured and

(ii)	the entire principal balance hereof and all accrued interest shall immediately become due and payable at the option of Lender, without notice. Lender’s failure to exercise any option hereunder shall not constitute a waiver of the right to exercise the same for any subsequent event of default.

7.	Late Charges.

Borrower acknowledges that, if any payment under this Note is not made when due, Lender will as a result thereof incur costs not contemplated by this Note, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include without limitation processing and accounting charges. Accordingly, Borrower hereby agrees to pay to Lender with respect to each payment which is not received by Lender within fifteen (15) days after such payment is due under this Note a late charge equal to Four Percent (4%) of the amount of the payment. Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the costs Lender will incur by reason of such late payment. Acceptance of such late charge by Lender shall in no event constitute a waiver of the default with respect to the overdue amount, and shall not prevent Lender from exercising any of the other rights and remedies available to Lender.

8.	Costs and Attorneys’ Fees.

If an event of default occurs under this Note and Lender consults an attorney regarding the enforcement of any of its rights under this Note or the Deed of Trust, or if this Note is placed in the hands of an attorney for collection, or if suit be brought to enforce this Note or the Deed of Trust, Borrower promises to pay all costs thereof, including attorneys’ fees. Said costs and attorneys’ fees shall include, without limitation, costs and attorneys’ fees in any appeal or in a proceeding under any present or future federal bankruptcy act or state receivership.

9. Fees and Expenses. As used herein, references to reimbursement for fees and expenses shall mean the actual amounts charged or actual costs incurred, as established by the market or the Lender’s customary practice or procedure, as the case may be, and references to attorneys’ fees shall mean those reasonable fees actually incurred by the Lender based upon its attorneys’ customary hourly rate multiplied by the amount of time actually spent without regard to any statutory presumption. Section 8.5 of the Deed of Trust referred to below, regarding the application of the proceeds of any sale under the Deed of Trust, is hereby incorporated herein by this reference.

10.	Security.

This Note is secured by a Deed of Trust, Assignment of Rents and Leases and Security Agreement (“Deed of Trust”) and a separate Assignment of Rents and Leases (“Assignment”) covering property located in Wake County, North Carolina (“Property”). It is also secured by an Unconditional Guaranty executed by ROBERT S. KADIS and HAROLD L. KADIS (“Guarantors”) as the joint and several obligation of each.

11.	Waiver of Presentment, Etc.

Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest.

12.	Limited Recourse Debt.

Except as otherwise provided herein and the Indemnity of the Borrower of even date, the Borrower is hereby released from all personal liability hereunder to the extent such release does not operate to invalidate the lien of the Deed of Trust securing this Note. In the event of foreclosure of the Deed of Trust or other enforcement of the collection of the indebtedness evidenced by this Note, Lender agrees, and any holder hereof shall be deemed by acceptance hereof to have agreed, not to take a deficiency judgment against Borrower with respect to said indebtedness except as may be provided as follows in this paragraph. Notwithstanding the foregoing, however, Borrower shall be fully and personally liable to the holder of this Note for:

(i)	All damages suffered by the holder on account of waste to the Property, fraud or willful misrepresentation committed by Borrower;

(ii)

Any retention of rental income or other income of the Property after an event of default has occurred which remains uncured after any applicable notice and opportunity to cure, to the extent that any such retention is not applied to the operation of the Property (i.e., capital and operating expenses), and the retention of security deposits or other deposits made by tenants of the Property which are not paid to tenants when due or transferred to Lender or any other party acquiring the Property at a foreclosure sale or any transfer in lieu of foreclosure;

(iii)	Any property taxes or assessments accrued prior to the Lender’s acquisition of title to the Property;

(iv)	The replacement cost of any personal property or fixtures encumbered by the Deed of Trust which are removed or disposed of by Borrower and not replaced as required by the Deed of Trust and then to the extent of the replacement cost of such personal property or fixtures;

(v)	The misapplication of any proceeds to the full extent of misapplied proceeds under any insurance policies or awards resulting from condemnation or the exercise of the power of eminent domain or by reason of damage or destruction to any portion of the Property or any building or buildings located thereon;

(vi)	Any loss resulting from Borrower’s failure to maintain hazard or liability insurance as required under the terms of the Deed of Trust.

(vii)	All damages, liabilities, costs and expenses, including attorneys’ fees, incurred by the Lender due to the presence of any hazardous, toxic and dangerous wastes, substances and materials, including asbestos, on the Property and due to any breach of covenant, breach of warranty or misrepresentation by Borrower under the Deed of Trust, the Environmental Indemnity, or any of the other loan documents delivered in connection with the loan evidenced by this Note with respect to hazardous, toxic and dangerous wastes, substances and materials, and Borrower’s failure to perform any obligations under the Environmental Indemnity. There will be no liability of the Borrower for such waste, substances and materials which are introduced to the Property subsequent to a permitted transfer of the Property by the Borrower or to the Lender’s acquisition of title as a result of foreclosure or a deed in lieu of foreclosure; provided, however, the Borrower shall bear the burden of proof that the introduction and initial release of such hazardous waste, substances or materials (i) occurred subsequent to the transfer date, (ii) did not occur as a result of any action of the Borrower, and (iii) did not occur as a result of continuing migration or release of any hazardous waste, substances or materials introduced prior to the transfer date, in, on, under or near the Property;

(viii)	Any fees and costs including attorney fees incurred in enforcing and collecting any amounts due under this provision 12;

(ix)

The full amount due under this Note including accrued interest and other amounts due with respect to the Deed of Trust, the Assignment and any other loan documents executed by the Borrower in connection with this Note if there is a transfer of title to the Property for which the Lender’s consent is required pursuant to the terms of the Deed of Trust without the Lender’s consent; and

(x)	The full amount due under this Note including accrued interest and other amounts due with respect to the Deed of Trust, the Assignment and any other loan documents executed by the Borrower in connection with this Note if subordinate financing is placed against the Property without the Lender’s consent.

The foregoing limitation on personal liability is not intended and shall not be deemed to constitute a forgiveness of the indebtedness evidenced by this Note or a release of the obligation to repay said indebtedness according to the terms and provisions hereof, but shall operate solely to limit the remedies otherwise available to the holder hereof for the enforcement and collection of such indebtedness. As used in this paragraph, the term “Borrower” includes:

(a)	Borrower (and each of them, if more than one);

(b)	all general partners of any Borrower which is a partnership; and

(c)	all joint venturers of any Borrower which is a joint venture.

The personal liability hereunder of all persons included within the term “Borrower” shall be joint and several. The provisions of this paragraph shall control over any conflicting provisions of this Note, the Deed of Trust or the Assignment.

13.	Loan Charges.

Interest, fees and charges collected or to be collected in connection with the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any applicable law. If any such law is interpreted so that said interest, fees and/or charges would exceed any such maximum and Borrower is entitled to the benefit of such law, then:

(i)	such interest, fees and/or charges shall be reduced by the amount necessary to reduce the same to the permitted maximum; and

(ii)	any sums already collected from Borrower which exceeded the permitted maximum will be refunded. Lender may choose to make the refund either by treating the payments, to the extent of the excess, as prepayments of principal or by making a direct payment to Borrower. No Prepayment Fee shall be assessed on prepayments under this paragraph. The provisions of this paragraph shall control over any inconsistent provision of this Note or the Deed of Trust or any other document executed in connection with the indebtedness evidenced hereby.

14.	Governing Law.

This Note shall be construed, enforced and otherwise governed by the laws of the State of North Carolina.

15.	Lender.

As used herein, the term “Lender” shall mean holder and owner of this Note.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed under seal by its duly authorized members as of the day and year first above written.

K-5 ASSOCIATES, LLC, a North Carolina limited liability company

By:	/s/ Harold L. Kadis
HAROLD L. KADIS
Its:	Manager